Exhibit 3.15

State of Delaware Secretary of State Division of Corporations Delivered 01:51 PM 01/05/2006 FILED 01.25 PM 01/05/2006 SR7 060011209 - 4088356 FILE

CORRECTED

CERTIFICATE OF FORMATION

OF

SEMGROUP UK HOLDING, L.L.C.

The undersigned, pursuant to Section 18-211(b) of the Delaware limited Liability Company Act, hereby states that on January 3, 2006, the Certificate of Formation was submitted for filing by stating the wrong name of SemGroup UK Holding. L.L.C., and now desires to file a Corrected Certificate of Formation as follows:

ARTICLE I

The name of the limited liability company (the “Company”) is:

SEMGROUP EUROPE HOLDING, L.L.C.

ARTICLE II

The Company shall have a perpetual term of existence.

ARTICLE III

The street address of the Company’s principal place of business in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

The name and street address of the Company’s resident agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, this Certificate of Formation has been executed by the undersigned on the 3rd day of January, 2006.

/s/ Kenneth L. Hunt
Kenneth L. Hunt
Authorized Person or Organizer